AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

Winthrop Realty Trust Announces Record Date for Rights Offering

BOSTON, March 9 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE: FUR), announced today that the record date for its upcoming rights offering will be March 22, 2006. On February 6, 2006, Winthrop Realty Trust filed a registration statement with the Securities and Exchange Commission for the proposed rights offering to holders of its common shares of beneficial interest and holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest. Subject to the effectiveness of the registration statement under the Securities Act of 1933, the Company intends to distribute non-transferable subscription rights to subscribe for and purchase up to an aggregate of 5,220,038 of its common shares of beneficial interest to holders of record as of the March 22nd record date. Each shareholder will receive one basic subscription right for every 12 common shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every 12 common shares issuable upon conversion of such Preferred Shares, as of the record date. Each basic subscription right will entitle the holder to purchase one common share of beneficial interest for a subscription price of $5.25 per share. Shareholders who exercise their rights in full will also be entitled to purchase additional shares pursuant to an oversubscription right to the extent holders do not fully subscribe for their basic subscription rights. Upon commencement of the rights offering, shareholders will be able to exercise their rights to purchase shares in the rights offering until the expiration date, which will be 20 business days after the issuance of the rights, unless extended for a period not to exceed 30 days. If an exercise of rights would result in a shareholder receiving fractional shares, the number of shares issued to such shareholder upon exercise of rights will be rounded down to the nearest whole number.

The Company anticipates that all officers and directors will exercise their basic subscription rights in full and subscribe for 1,094,169 shares. It further anticipates that certain existing shareholders of the Company will, subject to certain conditions, agree to purchase all unsubscribed common shares at the subscription price. The Company reserves the right to cancel or terminate the rights offering at any time prior to the expiration of the rights offering.

The Company currently has 40,418,242 common shares outstanding and anticipates that it will have 45,638,280 common shares outstanding following completion of the rights offering.

The Company intends to use the proceeds of the rights offering for general corporate purposes which may include the acquisition of additional investments and/or the repayment of outstanding indebtedness.

A registration statement relating to the subscription rights and the common shares underlying the rights has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

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A copy of the prospectus relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933, rights certificates evidencing the subscription rights and additional materials relating to the rights offering will be mailed to shareholders of the Company shortly after the record date. Shareholders may also obtain a copy of the prospectus from the Information Agent for the offering, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10066, (800) 322-2885.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may result in the Company canceling or terminating the rights offering or standby purchasers failing to agree to purchase unsubscribed common shares. Further information with respect to the rights offering and Winthrop can be found in Winthrop's filings with the Securities and Exchange Commission.